As filed with the Securities and Exchange Commission on December 2, 2021

Registration Nos. 333-229158

333-258721

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-4 REGISTRATION STATEMENT NO. 333-229158 AND

FORM S-4 REGISTRATION STATEMENT NO. 333-258721

UNDER

THE SECURITIES ACT OF 1933

Hawkeye Acquisition, Inc.

(Exact name of registrant as specified in its charter)

Delaware	42-0410230
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

c/o Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(Address of principal executive offices including zip code)

James C. Ryan

Executive Vice President and Chief Financial Officer

Gray Television, Inc.

4370 Peachtree Road, NE

Atlanta, Georgia 30319

(Name and address of agent for service)

(404) 504-9828

(Telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: This Post-Effective Amendment deregisters those securities that remain unsold hereunder as of the effective date hereof.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-4 (the “Registration Statements”), including all post-effective amendments thereto, of Hawkeye Acquisition, Inc. (f/k/a Meredith Corporation) (the “Registrant” or the “Company”), and is being filed to deregister all securities of the Registrant that had been registered for issuance on the Registration Statements that remain unsold under such Registration Statements:

File No.	Date Filed with the SEC	Name of Security Registered	Amount of Security Registered (dollar value)
333-229158	January 8, 2019	6.875% Senior Notes due 2026 and Guarantees of 6.875% Senior Notes due 2026	$1,272,940,000
333-258721	August 11, 2021	6.500% Senior Secured Notes due 2025 and Guarantees of 6.875% Senior Notes due 2026	$300,000,000

On December 1, 2021, Gray Television, Inc. (“Gray”), through its direct wholly owned subsidiary, Gray Hawkeye Stations, Inc. (for such purpose, “Merger Sub”), completed an acquisition of Meredith Corporation (“Meredith”). Pursuant to the Agreement and Plan of Merger (the “Merger Agreement”) with Meredith, immediately after the consummation of Meredith’s spinoff of its national media group to the current Meredith shareholders, Merger Sub merged with and into Meredith, with Meredith surviving the merger as a wholly owned subsidiary of Gray.

Accordingly, in accordance with the undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities of the Company that had been registered but remain unsold at the termination of the offering, the Company hereby removes from registration any and all such securities registered but unsold under the Registration Statements as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of all such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Atlanta, State of Georgia, on December 2, 2021.

Hawkeye Acquisition, Inc. (f/k/a Meredith Corporation)

/s/ James C. Ryan
Name: James C. Ryan
Title: Treasurer

Note: No other person is required to sign this Post-Effective Amendment to the Registration Statement in reliance upon Rule 478 under the Securities Act of 1933.